Exhibit 99.1

NEWS RELEASE

Valvoline Inc. Announces Chief Financial Officer Retirement and Transition Plan

LEXINGTON, Ky., Oct. 18, 2024 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance announces the planned retirement of its Chief Financial Officer Mary Meixelsperger. Meixelsperger will continue as CFO until a successor is hired and will remain with the Company through the subsequent transition period. The Company has initiated a comprehensive search with the assistance of a leading executive search firm to identify a successor for this position, which will include both internal and external candidates.

“On behalf of the Board of Directors and our executive leadership team, I want to thank Mary for her leadership and contributions that helped build the company we are today. We appreciate that she will continue to serve as our Chief Financial Officer and provide support during the transition process with her successor once selected,” said Lori Flees, Valvoline Inc. Chief Executive Officer and President. “I deeply value Mary’s partnership, financial leadership and strategic insights as we continue to drive value for all of our stakeholders.”

Meixelsperger joined Valvoline in 2016 as CFO just prior to the successful initial public offering and spinoff from Ashland Global Holdings.

“It has been an honor and a privilege to be part of the Valvoline team,” said Meixelsperger. “I am sincerely grateful for the opportunity to work with such amazing teammates and franchisees. Valvoline is very well positioned to see meaningful growth and success in its business, guided by a clear strategy and outstanding leadership. I am committed to ensuring a smooth and successful transition of our finance leadership.”

Prior to the joining the Company, Meixelsperger served as the CFO for DSW Inc. (now Designer Brands, Inc.) and former mass merchandise store chain Shopko Stores. She serves on the board of directors of specialty retailer Genesco Inc. and in 2024, she was appointed as a director for the Cincinnati branch board of The Federal Reserve Bank of Cleveland. Meixelsperger was named a Top 50 Women Leaders of Kentucky for 2023 and is an avid supporter of the community.

About Valvoline Inc.
Valvoline Inc. (NYSE: VVV) is the quick, easy, trusted leader in automotive preventive maintenance. Valvoline Inc. is creating shareholder value by driving the full potential in our core business, accelerating network growth and innovating to meet the needs of customers and the evolving car parc. With approximately 2,000 service centers throughout North America, Valvoline Inc. and our franchise partners keep customers moving with our 4.6 out of 5 star* rated service that includes 15-minute stay-in-

your-car oil changes; battery, bulb and wiper replacements; tire rotations; and other manufacturer recommended maintenance services. In fiscal year 2023, Valvoline’s network delivered approximately 27 million services to generate $1.4 billion in revenue from $2.8 billion in system-wide store sales, marking 17 years of consecutive system-wide same-store sales growth. At Valvoline Inc., it all starts with our people, including our more than 10,000 team members and strong, long-standing franchise partners. We are proud to be an eleven-time winner of the BEST Award for training excellence and a top-rated franchisor in our category by Entrepreneur and Franchise Times. To learn more, or to find a service center near you, visit vioc.com.

* Based on a survey of more than 900,000 Valvoline Instant Oil Change℠ customers annually
™ Trademark, Valvoline Inc., or its subsidiaries, registered in various countries
SM Service mark, Valvoline Inc., or its subsidiaries, registered in various countries

For Further Information

Investor Inquiries
Elizabeth B. Clevinger
+1 (859) 357-3155
IR@valvoline.com

Media Inquiries
Angela Davied
+1 (877) 508-0832
media@valvoline.com